--------------------------------                  ------------------------------
            FORM 4                                         OMB APPROVAL
--------------------------------                  ------------------------------
|_|  Check this box if no                         OMB Number:          3235-0287
     longer subject to Section                    Expires:               PENDING
     16. Form 4 or Form 5                         Estimated average burden
     obligations may continue.                    hours per response ....... 0.5
     See Instruction 1(b)                         ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

WallerSutton 2000, L.P.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

c/o TeraGlobal Communications Corp.
9171 Towne Centre Drive, Suite 600
--------------------------------------------------------------------------------
                                    (Street)

San Diego                          California               92122
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     TeraGlobal Communications Corp. (TGCC)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

     06-1597858
______________________________________________________________________________
4.   Statement for Month/Year

     February 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
              (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     Chief Executive Officer and President
________________________________________________________________________________

7.   Individual or Joint/Group Filing  (Check Applicable Line)

     |X|  Form Filed by One Reporting Person

     |_|  Form Filed by More than One Reporting Person

================================================================================
                                   Table I --
     Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
================================================================================

                                                                               5. Amount
                                   3. Transaction  4. Securities Acquired         of Securities    6. Ownership     7. Nature
                                      Code            (A) or Disposed of (D)      Beneficially        Form: Direct     of Indirect
1. Title of     2. Transaction        (Instr. 8)      (Instr. 3, 4 and 5)         Owned at End        (D) or           Beneficial
   Security        Date            -------------------------------------------    of Month            Indirect (I)     Ownership
   (Instr. 3)      (Month/Day/Year)   Code     V      Amount  (A)or(D)  Price     (Instr. 3 and 4)    (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock      02/05/02           C              9,782,608(1)  A     $0.158                        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock      02/05/02           C             23,467,653(2)  A     $0.158       33,250,261       D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                           5. Number
                                              of Deriv-
                                              ative     6. Date     7. Title and
                                              Securities   Exer-       Amount of
                                              Acquired     cisable     Under-                  9. Number   10. Owner-
                                 4. Trans-    (A) or       and Ex-     lying                      of Deriv-    ship
                                    action    Disposed     piration    Secur-                     ative        Form of
                                    Code      of (D)       Date        ities                      Secur-       Deriv-   11. Nature
                                    (Instr.   (Instr.      (Month/     (Instr.                    ities        ative        of
1. Title   2. Conver-               8)        3, 4, 5)     Day/Year)   3 and 4)                   Benefi-      Security:    Indirect
   of         sion or  3. Trans- -------------------------------------------------- 8. Price of   cially       Direct       Bene-
   Deriv-     Exercise    action                                             Amount    Deriv-     Owned at     (D) or       ficial
   ative      Price of    Date                          Date   Ex-             of      ative      End of       Indirect     Owner-
   Security   Deriv-      (Month/                       Exer-  pir-          Number    Security   Month        (I)          ship
   (Instr.    ative       Day/                          cis-   ation           of      (Instr.    (Instr.      (Instr.      (Instr.
   3)         Security    Year)  Code   V     (A) (D)   able   Date   Title  Shares    5)         4)           4)           4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common
Stock
Purchase
Warrants      $0.01     02/05/02  C         9,844,918(1) 12/10/01 12/10/04  Common  9,844,918(1)
------------------------------------------------------------------------------------------------------------------------------------
Common
Stock
Purchase
Warrants      $0.01     02/05/02  C        23,617,128(2) 01/22/02 12/10/04  Common 23,617,128(2)
====================================================================================================================================

WallerSutton 2000, L.P.
By: WallerSutton 2000 L.L.C., its general partner
By: James P. Crabtree, Authorized Member

           /s/ James P. Crabtree                              March 6, 2002
-----------------------------------------------          -----------------------
      **Signature of Reporting Person                             Date

Reminder:   Report on a separate line for each class of securities  beneficially owned directly or indirectly.

         * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

        ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      Note: File three copies of this Form, on of which must be manually signed.
            If space is insufficient, see Instruction 6 for procedure

----------
(1) Warrant No. W-01-301 was exercised on a cashless basis pursuant to which 9,782,608 shares were issued.

(2) Warrant No. W-02-201 was exercised on a cashless basis pursuant to which 23,467,653 shares were issued. The previously reported (on Form 4 filed by the Reporting Person on February 5, 2002) 24,590,847 number of shares was incorrect due to a calculation error. The correct number should have been 23,617,128.


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